Free Writing Prospectus dated December 14, 2017

Relating to Preliminary Prospectus dated December 14, 2017

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-221658

Casa Systems, Inc.

This free writing prospectus relates only to, and should be read together with, the preliminary prospectus dated December 14, 2017 (the “Preliminary Prospectus”) included in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-221658) relating to the initial public offering of the common stock of Casa Systems, Inc., which may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1333835/000119312517368905/d301734ds1a.htm

This free writing prospectus updates and supplements the Preliminary Prospectus and should be read together with the Preliminary Prospectus included in the Registration Statement, including the section entitled “Risk Factors” beginning on page 12 of the Preliminary Prospectus. Capitalized terms used, but not defined, herein have the meanings set forth in the Preliminary Prospectus.

Summit Partners, our largest stockholder and a venture capital firm that one of our directors, Bruce Evans, is a Managing Director of, has indicated an interest in purchasing up to 250,000 shares in the offering, but in no event an amount that would have the effect of Summit Partners being the beneficial owner of 50% or more of our outstanding shares following the offering. In addition, our President and Chief Executive Officer, Jerry Guo, has indicated an interest in purchasing up to 100,000 shares in the offering.

Casa Systems, Inc., the issuer, has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014 or from Barclays Capital Inc., Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 888-603-5847 or by email at barclaysprospectus@broadridge.com.